EXHIBIT 2.1

AMENDMENT NO. 1 TO

ASSET PURCHASE AGREEMENT

This Amendment No. 1 (this “Amendment”), dated August 2, 2006 to that certain Asset Purchase Agreement (the “Agreement”), dated as of June 20, 2006, is made and entered into by and among Turbon International, Inc., a corporation organized pursuant to the laws of State of Pennsylvania (“Buyer”), on the one hand, and Teckn-O-Laser Global Company, an unlimited liability corporation organized pursuant to the laws of Nova Scotia, Canada (“TOL Global”), and Tecknolaser USA, Inc., a Delaware corporation (“TOL USA”), on the other hand (each a “Seller” and collectively, the “Sellers”) and Yvon Leveille and Alain Lachambre, with respect to certain specified sections of the Agreement. Capitalized terms not defined herein shall have the meanings given to them in the Agreement. Buyer and Sellers have agreed to amend the Agreement on the terms and conditions set forth below.

1.	Amendments.

a.     The defined term “Closing Date” in Section 1 of the Agreement is hereby deleted and replaced with the following new definition:

““Closing Date” means August 3, 2006, or such other date as the parties may agree upon in writing.”

b.	The following new defined term is hereby added to Section 1 of the Agreement:

““A/R Line Paydown Amount”“ means an amount equal to one-half (1/2) of the Fair Value of the Inventory and Tangible Property.”

c.     Section 2.2(a) of the Agreement is hereby deleted and replace with the following new Section 2.2(a):

“2.2 Purchase Price. (a) Subject to the adjustment provided in Section 2.2(c) below, as consideration for the Acquired Assets and the Licensed Rights, Buyer shall pay Sellers an amount equal to the Fair Value of the Inventory and Tangible Property as of the Closing Date plus $1,000,000 which will be allocated to the customer list of Acquired Resellers (collectively, the “Purchase Price”). The Purchase Price shall be paid as follows:

(i) the Purchase Price less the A/R Line Paydown Amount shall be paid by wire transfer of immediately available funds to an account designated by the Sellers prior to the Closing by notice in writing to Buyer, and

(ii) the outstanding balance due from Buyer under the A/R Line as of the Closing Date shall be deemed to be reduced by the A/R Line Paydown Amount.

d.      Section 2.2(d) of the Agreement is hereby deleted in its entirety and in substitution thereof the following new Section 5.11 is hereby added:

“5.11            Payment to Static Control Components, Inc. Not later than ten (10) calendar days after the Closing Date, Sellers shall provide Buyer with written confirmation from Static Control Components, Inc. (“Static”) of Sellers’ payment to Static in respect of Seller’s outstanding amount due to Static, which payment amount shall be mutually determined by Sellers and Static.”

e.     Section 8.3(ii) of the Agreement is hereby deleted and replaced with the following new Section 8.3(ii):

“(ii)               by either party, in the event that the Closing does not occur at or before 5:00 p.m. New York time, on August 4, 2006; provided, however, that the right to terminate this Agreement pursuant to this Section 8.3(a)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the transaction to be consummated by such time and date;”

f.      Schedules. The following Schedules to the Agreement, which were required to be prepared and attached to the Agreement as of the Closing Date, are hereby attached to this Amendment and made a part of the Agreement:

SCHEDULE 1.1(a)	Tangible Property
SCHEDULE 2.4(a)	Schedule of Accounts Receivable
SCHEDULE 2.4(b)	Schedule of Accounts Payable
SCHEDULE 3.11	Inventory
SCHEDULE 3.17(b)	Revenues from Acquired Resellers

2.                Remainder of Agreement. Except as set forth herein, the Agreement is ratified and confirmed in all respects. All other terms and conditions of the Agreement not in conflict with the terms of this Amendment shall remain in full force and effect.

3.                Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of New York and not by choice of law principles or the laws of any other state.

4.                Entire Agreement and Amendments. The Agreement, as amended by this Amendment, including the Schedules and Exhibits hereto and the documents delivered pursuant hereto, embodies the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties.

5.                Counterparts. This Amendment (or the signature pages hereof) may be executed in any number of counterparts; all such counterparts shall be deemed to constitute one and the same instrument; and each of said counterparts shall be deemed an original hereof.

[Signature page follows, remainder of page is intentionally blank]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed on the day and year first above written.

Sellers

TECKN-O-LASER GLOBAL COMPANY

By:	/s/ Yvon Leveille
Name:	Yvon Leveille
Title:	President

TECKNOLASER USA, INC.

By:	/s/ Yvon Leveille
Name:	Yvon Leveille
Title:	President

Buyer

TURBON INTERNATIONAL, INC.

By:	/s/ Al DeLuca
Name:	Al DeLuca
Title:	Managing Director

Solely with respect to Sections 5.8 and 7.5 of this Agreement, the undersigned has caused this Agreement to be duly executed on the day and year first above written.

ADSERO CORPORATION

By:	/s/ Yvon Leveille
Name:	Yvon Leveille
Title:	President

[Signature page to Amendment No. 1 to Asset Purchase Agreement continued]

Solely with respect to Section 5.8 of this Agreement, the undersigned has caused this Agreement to be duly executed on the day and year first above written

/s/ Yvon Leveille

Yvon Leveille

/s/ Alain Lachambre

Alain Lachambre